ACADIAN ASSET MANAGEMENT LLC
SECOND AMENDED AND RESTATED BONUS PLAN

Effective as of June 5, 2026

Acadian Asset Management LLC
Second Amended and Restated Bonus Plan
Effective as of June 5, 2026
1.Establishment of Plan
Acadian Asset Management LLC (the “Company”) originally established the Acadian Asset Management Bonus Plan effective February 28, 2016 (the “Plan”). The Plan was previously amended and restated as of July 1, 2017 and further amended and restated as of January 1, 2025. “Plan Year” shall refer to any calendar year during which the Plan is in effect. Capitalized terms not defined in the Plan shall have the meanings set forth in the Company’s Eighth Amended and Restated Limited Liability Company Agreement, dated as of December 31, 2024 as amended from time to time (the “LLC Agreement”).
2.Bonus Pool
a.In General. With respect to each Plan Year, the “Bonus Pool” shall reflect the amount determined pursuant to the formulas and definitions set forth on Annex A.
b.Offsets to the Bonus Pool. The Compensation Committee of the Company (the “Compensation Committee”) may, from time to time and in its sole discretion, (i) in connection with the redemption or purchase of equity interests (“KELP Interests”) in Acadian KELP LP (the “KELP”) from partners of the KELP in accordance with the terms of the LLC Agreement and the Third Amended and Restated Limited Partnership Agreement of the KELP, dated as of February 26, 2018 as amended from time to time (the “KELP Agreement”) and the Third Amended and Restated Letter of Understanding, dated December 31, 2024 (as amended from time to time) among the KELP, the Company and Acadian Affiliate Holdings LLC, determine to fund such redemptions, in whole or in part, from the Bonus Pool for any Plan Year, and (ii) in connection with the payment or grant, as applicable, of annual incentive compensation to AAMI Participants (as defined below) pursuant to a bonus or incentive plan, other than the Plan, maintained by an affiliate of the Company (“Other Incentive Payments”), determine to fund such Other Incentive Payments from the Bonus Pool for any Plan Year. Accordingly, in the sole discretion of the Compensation Committee, the portion of the Bonus Pool for a Plan Year that is available for cash allocations to Participants (as defined below) (but not the Bonus Pool itself) shall be reduced on a dollar for dollar basis by any amount the Compensation Committee determines shall be used to fund the redemption of KELP Interests or Other Incentive Payments.

c.Reductions in Amounts Available for Distribution. Any payments required to be made to a Participant by the Company in the event of such Participant’s termination of employment pursuant to such Participant’s employment agreement with the Company or any affiliate of the Company shall reduce the amount available for distribution from the Plan in an amount equal to the aggregate amount of any such payments, subject to compliance with applicable tax law.
3.Allocations; Payments
a.As soon as practicable following the completion of a Plan Year, the Compensation Committee will make awards to certain employees of the Company (each such employee a “Participant”; and collectively, the “Participants”) of an allocation from the aggregate Bonus Pool for such Plan Year. The Compensation Committee will, in its sole discretion, determine the percentage of each such Participant’s allocation in accordance with the terms of the LLC Agreement.
b.Except as otherwise determined by the Compensation Committee, one hundred percent (100%) of the Bonus Pool (less any amounts used to fund the redemption or purchase of KELP Interests or Other Incentive Payments) shall be allocated in accordance with this Plan for each Plan Year.
c.No person will be eligible to receive any portion of the Bonus Pool unless such person is employed by the Company on the date upon which such payment is made or unless otherwise determined by the Compensation Committee.
d.Each Participant’s cash allocation described in subsection a. above, if any, shall, unless otherwise determined by the Compensation Committee, be paid to the Participant on or before March 15th of the calendar year immediately following the Plan Year to which the applicable Bonus Pool relates. The Compensation Committee may provide for cash allocations to be paid in one or more installments, subject to a Participant’s continued employment on the date upon which such payment is scheduled to be made.
e.For the avoidance of doubt, all guaranteed and discretionary bonus payments and bonus-related severance payments to current or former employees of the Company, other than (i) commission payments or (ii) any severance, termination or similar payment required to be made by an entity other than the Company to any employee of the Company pursuant to any employment agreement to which the Company is a party, shall be funded by the Bonus Pool.
4.Compensation Committee of AAMI. Notwithstanding the foregoing, any determinations under Sections 2 or 3 of the Plan, including without limitation, allocations of and offsets to the Bonus Pool with respect to a Participant who is also an executive officer of Acadian Asset Management Inc. (“AAMI” and such a Participant, an “AAMI Participant”) shall be made by the Compensation Committee of the Board of Directors of AAMI and not by the Compensation Committee. In this case, all references to the powers, authority, determinations and interpretations of the Compensation Committee herein shall instead refer to the Compensation Committee of the Board of Directors of AAMI.
5.Unfunded Nature of Plan. The Plan is intended to be an “unfunded” plan of incentive compensation. With respect to any amount due but not yet paid to a Participant pursuant to the terms of the Plan, the Participant shall have no greater rights to benefits under the Plan than the rights of a general creditor of the Company.
6.No Right to Continued Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or status as an officer, manager or director of the Company at any time and for any reason (or no reason), nor confer upon any Participant any right to continue as an employee, officer, director or manager of the Company.
7.Withholding. The Company shall have the authority and the right to deduct or withhold, including from compensation not payable pursuant to this Plan, or to require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, and other applicable taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of the Plan.
8.Severability. The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision of the Plan, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.
9.No Assignment or Alienation of Benefits by Participants. A Participant shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under the Plan, nor shall these benefits be subject to seizure for the payment of debt, judgment, alimony or separate maintenance owed by the Participant, or any person claiming through the Participant, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise, and any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.
10.Amendment and Termination. The Board of Managers of the Company (the “Board of Managers”) may amend, suspend or terminate this Plan at any time in writing, and each such amendment, suspension or termination shall be binding upon all Participants and all other persons; provided, however that, prior to December 31, 2037, any such amendment, suspension or termination shall require the approval of a majority of the managers on the Board of Managers appointed by the KELP.

11.Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
12.Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware.
13.Tax Consequences; Code Section 409A. All payments under this Bonus Plan are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), pursuant to the “short-term deferral” provisions of regulations thereunder. To that end, the Plan provides that, unless otherwise determined by the Compensation Committee, all benefits must be paid out no later than March 15 of the calendar year immediately following the Plan Year in which the right to the payment of such benefits is no longer subject to a ‘substantial risk of forfeiture,’ as defined in regulations promulgated under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations or warranties regarding the tax treatment or tax consequences of any compensation, benefits or other payments under this Plan, including, without limitation, by operation of Section 409A of the Code or any successor statute, regulation or guidance thereto.